EXHIBIT 2.1


                              EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is made as of the     day of March,
                                                               ----
1990, between NuVision, Inc., a Michigan corporation ("Company"), and Eli Shapiro, an individual residing at 3110 Hawthorne, Flint, MI ("Employee").

                                    RECITALS
                                    --------

     1. The Company is engaged in the business of optical retailing. Employee is currently employed as president of Company pursuant to an employment agreement (the "Employment Agreement") dated June 18, 1988.

     2. Employee possesses unique skills, knowledge, and experience relating to the Company's business.

     3. The Company wishes to continue to secure the services of Employee as president, and Employee wishes to perform such services for Company on the terms and conditions hereinafter set forth.

     4. The Company also wishes to be assured of the objectivity of Employee in evaluating a potential offer the effect of which would be a change of control of the Company, and in advising whether he believes a potential change of control is in the best interests of the Company and its shareholders. Company further wishes to be assured of the dedication of Employee to maximizing the value to be received by shareholders of the Company in the circumstances of negotiating or otherwise responding to a proposed change of control, and to be assured of the continuity of Employee during such time as a proposed change of control is under negotiation or otherwise pending.

     5. Accordingly, the Company (through the Compensation Committee of the Board of Directors, which has approved the execution of this Agreement) and Employee wish to execute this Agreement.

                                    AGREEMENT
                                    ---------

     The parties agree as follows:


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     1.   Definitions.  As used in this Agreement, the terms identified below
          -----------
shall have the meanings indicated, and variants and derivatives of the following terms shall have correlative meanings.

     "Auditors" means the independent auditing firm retained by the Company as of the time immediately preceding a Change of Control.

     "Board" means the Board of Directors of the Company.

     "Cause" means (i) the willful and continued failure by Employee to substantially perform his duties hereunder; (ii) any willful, intentional, or grossly negligent act by Employee having the demonstrable effect of substantially injuring the reputation or business of the Company; or (iii) conviction of Employee of any crime which constitutes a felony. No act, or failure to act, on Employee's part shall be considered "willful" unless done, or not done, by Employee not in good faith and without reasonable belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until the Company shall have delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting of the Board called and held for the purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel selected by Employee, to be heard before the Board), finding that in the good faith opinion of the Board Employee engaged in the conduct set forth above in clauses (i), (ii), and (iii) in the first sentence of this subsection and specifying the particulars thereof in detail.

     "Change of Control" means (a) the acquisition (or disclosure of the previous acquisition of) by any Person of the ownership (of record or beneficial) and/or voting rights in respect of shares of the Company's outstanding stock of any class which results in such Person possessing or having the right to possess, in the aggregate, 30 percent or more of the total voting power exercisable by all the Company's shareholders; or (b) the merger by the Company into or the consolidation by the Company with any Person which will result in the shareholders of Company immediately prior to such merger or consolidation possessing less than 70% of the total voting power exercisable by all of the shareholders of the surviving or resulting corporation or other entity; or (c) the transfer by the


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
Company of all or substantially all of its assets to any Person; or (d) when at least half of the members of the Board are not incumbent Directors.

     "Competitive Business" means any business of optical retailing (other than a business of Company) in any state in which the Company does business.

     "Confidential Information" means with, respect to the affairs of the Company, any information, data, figures, sales figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures, promotions, manuals, procedures, and any writings or conversations concerning the foregoing.

     "Disability" means a physical or mental incapacity which is incurred subsequent to a Potential Change of Control which would allow Employee to receive benefits under the Company's long-term disability income plan (or any substitute plans adopted prior to a Change of Control).

     "Effective Date" means March 1, 1990.

     "Expiration Date" means the second anniversary of the Effective Date.

     "Good Reason" means:

          a. The assignment to Employee of any duties inconsistent with his status as a senior executive officer of the Company or a substantial alteration in the nature or status of his responsibilities from those in effect immediately prior to a Change in Control.

          b. (i) a reduction in Employee's annual base salary and/or annual bonus as in effect on the date hereof; (ii) a failure by the Company to increase Employee's annual base salary each January 1 following a Change of Control by at least a percentage equal to the average of the percentage increases in Employee's base salary for the three (3) years immediately preceding such Change of Control; or (iii) the failure to increase Employee's salary as the same may be increased from time to time for similarly situated senior executive officers, except that (i) and (ii) of this subparagraph (b) shall not apply to across-the-board salary


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
reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company.

          c. The Company's requiring Employee to be based anywhere other than in the metropolitan area in which he was based immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with Employee's present business travel obligations.

          d. The failure by the Company to continue in effect any compensation plan in which Employee participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change of Control, or the failure by the Company to continue Employee's participation therein.

          e. The failure by the Company to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of the Company's pension, retirement, life insurance, medical, health and accident, or disability plans in which Employee was participating at the time immediately prior to a Change of Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change of Control, or the failure by the Company to provide Employee with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change of Control.

          f. The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 19 hereof.

          g. Any purported termination of Employee's employment which is note effected pursuant to a Notice of Termination satisfying the requirements of
Section 16 (and, if applicable, Section 6c), and, for purposes of this Agreement, no such purported termination shall be effective.

          h. Termination of employment by reason of "Disability", provided Employee furnishes to the Company a Notice of Termination prior to the last day of the sixth month following the month in


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
which the Disability was incurred (the date of incurrence of the Disability being determined by Employee in good faith).

     "Incapacity" means incapacity due to physical or mental illness (other than an incapacity which constitutes a Disability), as a result of which Employee has been receiving payments under the Company's long-term disability income plan, or any substitute plan adopted prior to a Change of Control, for a period of twelve
(12) consecutive months. Company may terminate employment for Incapacity if, within thirty (30) days after written notice of termination is given, Employee shall not have returned to the full-time performance of his duties.

     "Incumbent Directors" means (a) the members of the Board as of the Effective Date and (b) any individual who subsequently becomes a member of the Board if his election or nomination for election as a director was approved by a vote of at least a majority of the then Incumbent Directors.

     "Person" means any person (other than Employee), firm, corporation, partnership, joint venture, or other entity or an affiliated group including any Person (other than Employee).

     "Potential Change of Control" means (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (b) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control; (c) any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities; or
(d) the Board adopts a resolution to the effect that a Potential Change of Control for purposes of this Agreement has occurred.

     2.   Employment.  The Company hereby agrees to continue to employ Employee
          ----------
as president of the Company. Employee will perform such other duties in such other capacity as Company may from time to time assign Employee. Employee shall devote full time and attention (during normal business hours) exclusively to the performance of his duties hereunder. Employee will perform his duties faithfully, competently, diligently, and to the best of his ability, and subject to all of the Company's policies, rules and


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
regulations from time to time applicable to its employees. Employee further agrees that subject to the terms and conditions of this Agreement, in the event of a Potential Change of Control, Employee will not resign from the Company for a period of six months from the occurrence of such Potential Change of Control.

     3.   Term.  The term of this Agreement shall commence on the Effective Date
          ----
and expire on the Expiration Date unless sooner terminated pursuant to Section 6 or Section 10. Following the Expiration Date, this Agreement shall continue for successive one-year terms unless cancelled pursuant to Section 8 or terminated pursuant to Section 6 or Section 10.

     4.   Compensation.  As full compensation for the services of Employee,
          ------------
Company shall provide Employee with the following salary and benefits:


          a.   Base Salary.  Base salary, payable in monthly installments in
               -----------
advance at the annual rate of $398,000.

          b.   Expenses.  Reimbursement for necessary and reasonable business
               --------
expenses incurred by Employee in his employment.

          c.   Fringe Benefits.  Participation in all employee benefit plans and
               ---------------
arrangements commensurate with Employee's position and length of service which are presently or hereafter made generally available to full-time employees of the Company.

          d.   Vacation.       weeks of paid vacation.
               --------   -----

     5.   Deductions.  The Company shall have the right to deduct from the
          ----------
compensation payable to Employee social security taxes, and all federal, state and municipal taxes and charges as may now be in effect or which may hereafter be required as charges on the compensation of Employee.

     6.   Termination Prior to Change of Control.  This Agreement and Company's
          --------------------------------------
unaccrued obligations hereunder shall terminate prior to a Change of Control as follows:

          a.   Death.  Upon death of Employee.
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

          b.   Incapacity.  If, as a result of Employee's incapacity due to
               ----------
physical or mental illness, Employee shall be absent from his duties hereunder for twelve (12) consecutive months, and if, within 30 days after written notice of the Company's intention to terminate this Agreement, Employee shall not return to the satisfactory performance of his duties on a full-time basis, Company may terminate this Agreement for "Incapacity".

          c.   Cause.  Company may terminate this Agreement for Cause at any
               -----
time effective immediately upon notice to Employee.

     7.   Compensation upon Termination or During Incapacity Prior to Change of
          --------------------------------------- -----------------------------
Control.  During any period prior to a Change of Control that Employee fails to
- -------
perform his duties as a result of Incapacity, Company shall continue to pay base salary at the rate in effect at the commencement of such Incapacity until this Agreement is terminated pursuant to Section 6(b); provided, however, that the obligations of Company under this Section 7 shall be reduced by the amount of any disability income insurance payments or workers compensation payments Employee may receive during Incapacity under any state plan or policy carried by Company of which Employee is a beneficiary. Upon termination of employment, this Agreement shall terminate and Company shall have no further obligation to Employee except to the extent Employee is otherwise entitled to any accrued payments or benefits hereunder or under any benefit plan or program of the Company.

     8.   Cancellation.  By notice given at least ninety (90) days prior to the
          ------------
Expiration Date or any anniversary of the Expiration Date, either party may cancel this Agreement effective the Expiration Date or any anniversary of the Expiration Date, as applicable.

     9.   Confidentiality.  Employee acknowledges that (i) the business in which
          ---------------
the Company is engaged is intensely competitive and that employment by the Company will require that Employee have access to and acknowledge of Confidential Information; (ii) the disclosure or any of the Confidential Information to existing or potential competitors of the Company would place the Company at a serious competitive disadvantage; (iii) by Employee's training, experience, and expertise, Employee's service to the Company will be special and unique; and (iv) if Employee leaves the Company's employ to work for a Competitive Business, in any capacity, it


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
would cause the Company irreparable harm. Accordingly, Employee agrees that during the term of this Agreement and for a period of one year thereafter:

          a. Employee will not communicate, divulge, or disclose any Confidential Information to any Person other than an agent, employee, or director of the Company.

          b. Employee will not engage, directly or indirectly, in any capacity (whether as officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) or have an interest in, or be associated with, any Competitive Business.

     10.  Termination Following Change of Control.  If a Change of Control
          ---------------------------------------
occurs, Employee shall be entitled to the benefits provided in Section 10 upon the subsequent termination of his employment during the term of this Agreement unless such termination is (a) because of Employee's death, (b) by the Company for Cause or Incapacity, or (c) by Employee other than for Good Reason.

          a.   Notice of Termination.  Any purported termination by the Company
               ---------------------
or by Employee shall be communicated by written Notice of Termination to the other party in accordance with Section 16. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

          b.   Date of Termination.  "Date of Termination" shall mean (a) if
               -------------------
employment is terminate for Incapacity or Disability, thirty (30) days after Notice of Termination is given (provided that in the case of Incapacity Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (b) if employment is otherwise terminated for Cause or by Employee for Good Reason or for any other eason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days, and, in the case of a termination by Employee for Good Reason, shall not be more than sixth (60) days, respectively, from the date such Notice of Termination is given); provided that, if within thirty (30) days after any Notice of


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

Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the date of termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Employee his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Employee as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

          c.   Compensation Upon Termination or During Incapacity or Disability.
               --------------------------------------- ------------------------

          i. During any period that Employee fails to perform his duties as a result of incapacity due to physical or mental illness (other than an incapacity which constitutes Disability), Employee shall continue to receive his full base salary at the rate then in effect, his bonus, and all compensation paid during the period until this Agreement is terminated by the Company for Incapacity. During any period that Employee fails to perform his duties as a result of Disability, Employee shall continue to receive his full base salary at the rate then in effect, his bonus and all compensation paid during the period until the earlier of (a) the date on which Employee furnishes the Notice of Termination referred to in Section h of the definition of "Good Reason" or (b) the last day for furnishing such Notice of Termination. In either case, Employee's benefits (in addition to any benefits otherwise payable hereunder in the case of Disability) shall thereafter be determined in accordance with the Company's welfare benefit programs then in effect.


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

     ii. If employment shall be terminated for Cause, the Company shall pay Employee his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations under this Agreement.

     iii. If Employee's employment by the Company shall be terminated (a) by the Company other than for Cause of Incapacity or (b) by Employee for Good Reason, then Employee shall be entitled to the benefit provided below:

          a. The Company shall pay Employee his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

          b. In lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, the Company shall pay as severance pay, not later than the fifth day following the Date of Termination, a lump sum severance payment (the "Severance Payment") equal to 2.99 times the average of the annual compensation which was payable to Employee by the Company and includible in employee's gross income for Federal income tax purposes for the five calendar years preceding the calendar year in which a Change of Control occurred. Compensation payable to Employee by the Company shall include every type and form of compensation includible in Employee's gross income in respect of his employment by the Company, including compensation income recognized as a result of Employee's exercise of stock options or sale of the stock so acquired.

          c. The Severance Payment shall be reduced (but not below zero) by the amount of any other payment or the value of any benefit received or to be received by Employee in connection with a Change of Control or Employee's termination of employment unless (i) Employee shall have effectively waived his receipt of enjoyment of such payments or benefit prior to payment of the Severance Payment, or (ii) in the opinion of tax counsel selected by the Auditors (and acceptable to Employee) (a) such other payment or benefit does not constitute a "parachute payment" within the meaning of the applicable sections of the Internal Revenue Code (the "Code") or (b) the Severance Payment (in its full amount or as reduced under this paragraph) plus all other payment or benefits which constitute "parachute payments" within the meaning of


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
applicable sections of the Code are reasonable compensation for services actually rendered, within the meaning of applicable sections of the Code.

          d. In addition to all other amounts payable to Employee under this Subsection (iii), Employee shall be entitled to receive all benefits payable under any plan or agreement relating to retirement benefits or to compensation previously earned and not yet paid in accordance with the respective terms of such plans or agreements.

     11.  Cooperation With Employer.  Following any termination of this
          -------------------------
Agreement, Employee shall fully cooperate with Company in all matters relating to the winding up of his pending work on behalf of Company and to the orderly transfer of any such pending work to other employees of Company as may be designated by Company.

     12.  Intellectual Property Rights.  All right, title and interest of every
          ----------------------------
kind and nature whatsoever, whether now known or unknown, in and to any intellectual property, including any inventions, patents, trademarks, copyrights, films, scripts, ideas, plans, creations and properties invented, created, written, developed, furnished, produced or disclosed by Employee, in the course of rendering Employee's services to Company under this Agreement shall, as between the parties hereto, be and remain the sole and exclusive property of Company for any and all purposes and uses whatsoever, and Employees shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds therefrom.

     13.  Return of Property.  Upon termination of this Agreement, regardless of
          ------------------
how termination may be effected, or whenever requested by Company, Employee shall immediately turn over to Company all of Company's property, including all items used by Employee in rendering services hereunder or otherwise, that may be in the Employee's possession or under his control.

     14.  Governing Law.  This Agreement is made and entered into in the State
          -------------
of Michigan, and the laws of Michigan shall govern its validity and interpretation and the performance by the parties hereto of their respective duties and obligations hereunder.

     15.  Entire Agreement.  This instrument contains the entire
          ----------------


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
agreement of the parties. It may not be changed orally but only by an agreement in writing signed by both parties.

     16.  Notices.  Any notice, request, demand or other communication hereunder
          -------
shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to Employee, as the case may be, or when delivered by mail at the following address:

     TO COMPANY:              TO EMPLOYEE:

     President                Eli Shapiro
     NuVision, Inc.           3110 Hawthorne
     P.O. Box 2600            Flint, MI  48503
     Flint, MI 48501

     17.  Section Headings.  Section and other headings contained in this
          ----------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18.  Partial Invalidation.  Should any valid federal or state law or final
          --------------------
determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination and otherwise this Agreement shall continue in full force and effect.

     19.  Successors and Assigns.  This Agreement shall inure to the benefit of
          ----------------------
and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of the Company. The obligations of this Agreement may not, however, be transferred by the Company. If the Company transfers to any other Person substantially all of its business and assets by merger, consolidation, sale of assets or otherwise, the Company must transfer its obligations hereunder to such other Person and such other Person must accept such transfer and assume the obligations of the Company imposed hereby. Company shall notify the Employee in writing within the thirty (30) day period following any transfer of business and assets that the transferee has accepted the transfer and assumption of the Company's obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the heirs and assigns (including successive, as well as immediate, assigns) of Employee. The rights


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of Employee under this Agreement may be assigned only to his personal representative or by will or pursuant to applicable laws of descent and distribution. If Employee should die while any amount would still be payable to Employee under this Agreement if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to Employee's personal representative or by will or pursuant to applicable laws of descent and distribution.

     20.  Supersession.  This Agreement, upon its execution by both parties,
          ------------
shall supersede the Employment Agreement as of the Effective Date.


                              NUVISION, INC.

                              By:  /S/ JONATHAN E. RAVEN
                                  --------------------------
                                  Jonathan E. Raven
                              Its: Executive Vice President


                               /S/ ELI SHAPIRO
                              ------------------------------
                              Eli Shapiro




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